UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934





                            VISUAL EDGE SYSTEMS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    928430107
                  -------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 6 pages

-------------------------------                  -------------------------------
|CUSIP No.     928430107      |       13G        |    Page  2  of  6 Pages     |
-------------------------------                  -------------------------------


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|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | THE BESSEMER GROUP, INCORPORATED                                  |
|          | 13-3093730                                                        |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |_|         |
|          |                                                 (b)   |_|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | Delaware                                                          |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | -0-                                                |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | 300,000 shs.                                       |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | -0-                                                |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | 300,000 shs.                                       |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 300,000 shs.                                                      |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 6.1%                                                              |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | HC                                                                |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 6 pages

-------------------------------                  -------------------------------
|CUSIP No.     928430107      |       13G        |    Page  3  of  6 Pages     |
-------------------------------                  -------------------------------


--------------------------------------------------------------------------------
|    1     | NAME OF REPORTING PERSON                                          |
|          | S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
|          |                                                                   |
|          | BESSEMER TRUST COMPANY                                            |
|          | 22-0770670                                                        |
--------------------------------------------------------------------------------
|    2     | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|          |                                                 (a)   |_|         |
|          |                                                 (b)   |_|         |
|          |                                                                   |
--------------------------------------------------------------------------------
|    3     | SEC USE ONLY                                                      |
|          |                                                                   |
|          |                                                                   |
--------------------------------------------------------------------------------
|    4     | CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|          |                                                                   |
|          | New Jersey                                                        |
--------------------------------------------------------------------------------
|                 |   5   | SOLE VOTING POWER                                  |
|    NUMBER OF    |       |                                                    |
|                 |       | 300,000 shs.                                       |
|     SHARES      |       |                                                    |
|                 --------------------------------------------------------------
|  BENEFICIALLY   |   6   | SHARED VOTING POWER                                |
|                 |       |                                                    |
|    OWNED BY     |       | -0-                                                |
|                 |       |                                                    |
|      EACH       --------------------------------------------------------------
|                 |   7   | SOLE DISPOSITIVE POWER                             |
|    REPORTING    |       |                                                    |
|                 |       | 300,000 shs.                                       |
|     PERSON      |       |                                                    |
|                 --------------------------------------------------------------
|      WITH       |   8   | SHARED DISPOSITIVE POWER                           |
|                 |       |                                                    |
|                 |       | -0-                                                |
--------------------------------------------------------------------------------
|     9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|          |                                                                   |
|          | 300,000 shs.                                                      |
--------------------------------------------------------------------------------
|    10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |
|          | CERTAIN SHARES*                                                   |
|          |                                                                   |
|          |                                           |_|                     |
--------------------------------------------------------------------------------
|    11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   |
|          |                                                                   |
|          | 6.1%                                                              |
--------------------------------------------------------------------------------
|    12    | TYPE OF REPORTING PERSON*                                         |
|          |                                                                   |
|          | BK                                                                |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 6 pages

Item 1.

(a)   Name of Issuer:

                           Visual Edge Systems Inc.

(b)   Address of Issuer's Principal Executive Offices:

                           2424 North Federal Highway
                           Suite 100
                           Boca Raton, Florida  33431



Item 2.

         (a), (b) and (c) Name of Persons Filing, Address of Principal Business
                          -----------------------------------------------------
         Office and Citizenship:
         -----------------------

                  The Bessemer Group, Incorporated ("BGI"), as a parent holding company, and Bessemer Trust Company ("BTC"). BTC is wholly owned by BGI.

                  BTC is a trust company that manages accounts for the benefit of others. The holder of the securities referred to in this statement is a trust for the benefit of a client of BTC, of which BTC is trustee or co-trustee.

                  BGI and BTC each has its principal business office at 100 Woodbridge Center Drive, Woodbridge, New Jersey 07095-0980.

                  BGI is a corporation organized under the laws of Delaware. BTC is a bank organized under the laws of New Jersey.

 (d)   Title of Class of Securities:

                           Common Stock

(e)   CUSIP Number:

                           928430107



                               Page 4 of 6 pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a), (c) through (f), (h) not applicable.

                  (b) [X] Bank as defined in section 3(a)(6) of the Act, as to BTC.

                  (g) [X] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G), as to BGI.



Item 4.  Ownership

                  Items 5 through 9 and Item 11 of Pages 2 and 3 of this Statement are incorporated herein by reference.


Item 5.  Ownership of Five Percent or Less of a Class

                  Not applicable.



Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Items 1 and 12 of page 3 of this Statement are incorporated herein by reference.



Item 8.  Identification and Classification of Members of the Group

                  Not applicable.



Item 9.  Notice of Dissolution of Group

                  Not applicable.




                               Page 5 of 6 pages

Item 10.  Certification

                  By signing below, the undersigned certify that, to the best of the knowledge and belief of the undersigned, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Item 11.  Signatures

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:     February 17, 1998

                                   THE BESSEMER GROUP, INCORPORATED


                                   By:  /s/ Richard R. Davis
                                      ------------------------------------
                                      Name:   Richard R. Davis
                                      Title:  Executive Vice President


                                   BESSEMER TRUST COMPANY


                                   By:  /s/ Richard R. Davis
                                      ------------------------------------
                                      Name:   Richard R. Davis
                                      Title:  Executive Vice President



                               Page 6 of 6 pages